SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-8

                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                               Camelot Corporation
               (Exact name of registrant as specified in charter)

Colorado                                     84-0691531
(State of Incorporation)                     (I.R.S. No.)

                     17770 Preston Rd, Dallas, Texas  75252
          (Address of principal executive offices, including zip code)

                        1996 Stock Option Incentive Plan
                            (Full title of the Plan)

                            Jeanette Fitzgerald, Esq.
                         Vice President, General Counsel
                               Camelot Corporation
                     17770 Preston Rd, Dallas, Texas  75252
                     (Name and address of agent for service)

                                  (972)733-3005
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE
Title          Amount to be   Proposed  Proposed maximum    Amount of
of             registered *   maximum   aggregate          registration
securities                    offering  offering price *    fee *
to be                         price per
registered                    share *

Camelot
Corporation,
Common Stock,  200,000   $4.00          $800,000       $275.80
par value
$.010 per share


      *The 200,000 shares being registered represent the approximate number of shares awardable in 1996 under the Plan described herein, as estimated solely under the Securities Act of 1933, the offering price and registration fee have been calculated on the basis of the exercise price of the options awarded under the Plan described herein, which was $4.00.






                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS

      Note: The document(s) containing the employee benefit plan information required by Item 1 of this Form and the statement of availability of Registrant information, employee benefit plan information and employee benefit plan annual reports and other information required by Item 2 of this Form will be sent or given to participants as specified by Rule 428. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and exchange Commission ("Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

                                     PART II

              INFOFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3.   Incorporation of documents by reference.

      The following documents, which Camelot Corporation ("Camelot") has filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"), are incorporated by reference in this Registration Statement and shall be deemed to be a part hereof:

     a) Camelot's 1997 Report on Form 10-K for the fiscal year ended April 30, 1997; and
     b)   Camelot's Current Reports on Form 8-K dated May 20, 1997.

      All documents subsequently filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisteres all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be at the date of filing of such documents.

      Any statement contained in this Registration Statement or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration
Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall deemed, except as so modified or superseded, to constitute a part of this Registration Statement.



EXPERTS

      The consolidated financial statements of Camelot Corporation included in Camelot's Annual Report on Form 10-K for its fiscal years ended April 30, 1997, 1996 and 1995 have been incorporated by reference in this Registration Statement in reliance on the report of Lane, Gorman, Trubitt,L.L.P.
independent accountants,given on the authority of said firm as experts in auditing and accounting.

     Item 4.   Description of Securities.

     Not Applicable.

     Item 5.   Interests of Named Experts and Counsel.

      Ms. Fitzgerald is an officer and director of Camelot, owns 1,500 common shares of the Company and has options granted to her under the plan to be registered.

     Item 6.   Indemnification of Directors and Officers.

      Pursuant to the Colorado General Corporation Law, a corporation may indemnify and person who was or is a party or is threatened to be made a party to any action, suit, or proceeding (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees), judgments, fines and amounts paid in settlement, act reasonable incurred by faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In an action by or in the right of the corporation, such corporation may indemnify any such person against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which the court shall deem proper. Indemnification, unless ordered by the court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of such person is proper in the circumstances because he has met the applicable standard of conduct. Such determination is made (1) by the board of directors by a majority vote of a quorum consisting of disinterested directors, or (2) by independent legal counsel in a written opinion, or (3) by the stockholders.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such matter, Colorado law permits the corporation to indemnify him against expenses actually and reasonably incurred by him in his defense. Further, expenses may be paid by the corporation in advance of final disposition of the matter upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified. Such indemnification and advancement of expenses is not deemed exclusive of any other right to which a director or officer might be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Colorado law also empowers a corporation to purchase and maintain insurance on behalf of any person who might be indemnified thereunder whether or not the corporation would have the power to indemnify him against such liability under such Colorado law.

      Camelot has in effect an amendment to its Restated Certificate of Incorporation, providing for indemnification of certain persons including directors and officer of Camelot or a subsidiary corporation, partnership, joint venture, trust or other enterprise.

     Item 7.   Exemption from Registration Claimed.

     Not Applicable.

     Item 8.   Exhibits.

     The Exhibits are listed in the Index to Exhibits immediately preceding the Exhibits.

 Item 9.   Undertakings.

  a)   The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
               (iii)     To include any material information with respect to the
                plan of distribution not previously disclosed in the Registra-tion Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering be deemed to be the initial bona fide offering thereof.

3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933,each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein,and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director,officer or controlling person in connection with the securities being registered,the Registrant will,unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act governed by the final adjudication of such issue.

                                   Signatures

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on August 27, 1997.

                              CAMELOT CORPORATION


                              By: /s/ Daniel Wettreich
                                      Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                     Title                         Date

Daniel Wettreich    Chairman and Chief Executive Officer,   8-27-97
                    Director

Jeanette Fitzgerald Vice President and General Counsel,     8-27-97
                    Director

Allan Wolfe         Director                                8-27-97

Bruce Baldwin       Director                                8-27-97

Robert Gregory      Vice President of Finance               8-27-97

                                INDEX TO EXHIBITS

Exhibit No.              Description

4              Camelot Corporation 1996 Stock Option Incentive Plan.

5 Opinion and consent of Jeanette Fitzgerald, Esq., Vice President and General Counsel of Camelot Corporation

23   (a)       Consent of Lane Gorman Trubitt, L.L.P.

     (b) The consent of Jeanette Fitzgerald, Esq. Is contained in her opinion filed as Exhibit 5.

EXHIBIT 4

                               CAMELOT CORPORATION

                        1996 Stock Option Incentive Plan


      1. PURPOSES. The principal purposes of the 1996 Stock Option Incentive Plan (the "Plan") are to provide long-term incentives in the form of stock options to those persons with significant responsibility for the success and growth of Camelot Corporation and its subsidiaries, affiliates, divisions and other businesses in which it has a substantial financial interest, to assist the Company in attracting and retaining key employees on a competitive basis, and to associate the interests of such employees with those of Camelot `s shareholders.

      2. DEFINITIONS. Unless the context clearly indicates otherwise, the following terms, when used in this Plan, shall have the meanings set forth below:
           (a) "Common Stock" or "Stock" means Camelot Common Stock, par value $.010 per share.
           (b) "Committee" means the Compensation Committee of the Board of Directors of Camelot, as appointed from time to time by the Board, consisting of two or more outside, disinterested members of the Board.
           (c) "Company" means Camelot Corporation, its divisions, direct and indirect subsidiaries, affiliates and other businesses with which it has a substantial financial interest.
          (d) "Fair Market Value" means an amount equal to the mean of the high and low sales prices for Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange, on the date in question (or, if no sales of Stock were made on said Exchange on such date, on the next preceding day on which sales were made on such Exchange), carried out to four decimal places.
           (e) "Grant Date" means the date an Option is granted under the Plan. The date of grant of an Option shall be the date as of which the Committee determines that such Option shall become effective.
           (f) "Option" or "Stock Option" means a right granted under the Plan to purchase a share of Camelot Common Stock at a fixed price for a specified period of time.
           (g) "Option Exercise Price" means the price at which a share of Common Stock covered by an Option granted hereunder may be purchased.
           (h) "Optionee" means an eligible employee of the Company who has received a Stock Option granted under the Plan.
          (i)  "Camelot" means Camelot Corporation, a Colorado corporation.
          (j) "Retirement" means termination from employment by the Company for reasons other than death after the employee has fulfilled the requirements for either a normal, early or disability retirement pension, as defined under the Company's retirement program applicable to such employee at the date of termination of employment.
           (k)   "Totally  Disabled" shall have the meaning  set  forth  in  the
     Company's   long-term  disability  program  applicable  to  U.S.   salaried
     employees.

      3.    ADMINISTRATION OF THE PLAN.  The Plan shall be administered  by  the
Committee, which shall have all the powers vested in it by the terms of the Plan, including, but not limited to, authority to determine the persons to be granted Options under the Plan, to determine the size and applicable terms and conditions of grants to be made to such persons, to determine the time when Options will be granted and any conditions which must be satisfied by employees before an award is made, to amend the exercise price of previously granted options under the plan, to determine when Options may be exercised and whether they may be deferred, to determine whether an award should be reduced or eliminated, and to authorize grants to eligible persons.

      The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan as the Committee deems necessary or advisable. The Committee's interpretations of the Plan, and all actions taken and determinations made by the Committee concerning any matter arising under or with respect to the Plan or any Options granted hereunder shall be final, binding and conclusive on all parties concerned, including, without limitation, Optionees, the Company, its employees, Camelot and its shareholders.

     4. ELIGIBILITY. All Company employees who hold positions graded at Level 12, 13, 14, or 15, or the equivalent, on a Grant Date are eligible to be granted Options under the Plan. Notwithstanding the foregoing, no employee may be granted Options which, if exercised in the aggregate, would result in that employee receiving more than 10% of the maximum number of shares available for issuance under the Plan unless their exercise price is equivalent to 110% of the Fair Market Value of the Common Stock on the date of Grant or as later amended by the Committee.

      5. AWARDS. Stock Options will be granted annually in July of each year in amounts determined from time to time by the Committee. The amounts may vary by grade level. All Options granted under the Plan shall be evidenced by agreements containing such terms and conditions (not inconsistent with the Plan) as the Committee may determine, subject to the following:
           (a) Option Exercise Price. The Option Exercise Price shall be equal to the Fair Market Value of a share of Common Stock on the Grant Date unless the Optionee shall be granted more than 10% of the maximum number of shares available for issuance under the Plan in which case the exercise price shall be equivalent to 110% of the Fair Market Value of the Common Stock on the date of Grant or as later amended by the Committee..
           (b) Term. Unless terminated earlier in accordance with their terms, Options will expire on the 10th year after the date of their grant.
           (c) Exercisability. Options shall vest and become exercisable on terms as set out in the option grant. Once exercisable, Options may be exercised until the expiration of their term. Fractional Options may not be exercised and no fractional shares shall be purchasable or deliverable under the Plan.
          (d) Termination of Employment, Death, Total Disability or Retirement. All options shall automatically expire upon, and no Option may be exercised after, the termination of the Optionee's employment with the Company, provided, however, that if such termination occurs by reason of the
     Optionee's death, Total Disability or Retirement, then the Optionee's designated beneficiary (or, if none, his or her legal representative), in the event of death, or the Optionee, in the event of Retirement or Total Disability, shall be vested with and have the right to exercise that portion  of  the  Options which is in proportion to the  Optionee's  active service during the vesting period. Such Options may be exercised during the remaining term of the Options.
           (e) Buy-out of Option Gains. The Committee shall have the right, at any time, in its sole discretion and without the consent of the holder thereof, to cancel a Stock Option and pay to the holder the excess of the Fair Market Valued of the shares covered by such Option over the Option Exercise Price for such Option as of the date the Committee provides written notice of its intention to exercise this right. Payments of buy-out amounts may be made in cash, in shares of Common Stock, or partly in cash and partly in Common Stock, as the Committee deems advisable. Payments of any such buy-out amounts shall be made net of any applicable foreign, federal (including FICA), state and local withholding taxes.
           (f) Misconduct. In the event that an Optionee has (i) used for profit or disclosed to unauthorized persons, confidential information or trade secrets of the Company, (ii) breached any contract with or violated any fiduciary obligation to the Company, (iii) engaged in unlawful trading in the securities of Camelot or of another company based on information gained as a result of that Optionee's employment with the Company, or (iv) committed a felony or other serious crime, then that Optionee may, at the option of the Company, forfeit all rights to any unexercised Options granted under the Plan and in such event all of that Optionee's outstanding Options shall automatically terminate and lapse.
           (g) Assignment or Transfer. Unless the Committee shall specifically determine otherwise, during an Optionee's lifetime, his or her Options shall not be transferable and shall only be exercisable by the Optionee and any purported transfer shall be null and void. No Option, nor any rights or interests therein, shall be assignable or transferable except by will or the laws of descent and distribution.

     6. FOREIGN EMPLOYEES. Without amending the Plan, the Committee may grant Options to eligible employees who are foreign nationals on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance, of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries in which the Company operates or has employees.

      7. EXERCISING OPTIONS. To exercise an Option, the holder thereof shall give notice of his or her exercise to Camelot or its agent, specifying the number of shares of Common Stock to be purchased and identifying the specific Options that are being exercised. From time to time the Committee may establish procedures relating to effecting such exercises. An Option is exercisable during an Optionee's lifetime only by the Optionee, provided, however, that in the event the Optionee is incapacitated and unable to exercise Options, such Options may be exercised by such Optionee's legal guardian, legal representative, fiduciary or other representative whom the Committee deems appropriate based on applicable facts and circumstances.

      8. PAYMENT OF OPTION EXERCISE PRICE. The Option Exercise Price for the Options being exercised must be paid in full at time of issuance of the Common Stock. Payment may be by means of cash, or at the sole discretion of the Company, marketable securities or a note. In addition, in order to enable the Company to meet any applicable foreign, federal (including FICA), state and local withholding tax requirements, an Optionee shall also be required to pay the amount of tax to be withheld at the time of exercise. No share of Stock will be delivered to any Optionee until all such amounts have been paid. The obligation of Camelot to deliver cash or Common Stock shall be subject to currency or other restrictions imposed by any government.

     9. SHARES OF STOCK SUBJECT TO THE PLAN. The shares that may be delivered or purchased under the Plan shall not exceed an aggregate of 8,000,000 shares of Common Stock, subject to any adjustments which may be made pursuant to Section 10 hereof. Shares of Stock used for purposes of the Plan may be either shares of authorized but unissued Common Stock or treasury shares or both. Stock covered by Options which have terminated or expired prior to exercise or have been surrendered or canceled shall be available for further option hereunder.

      10. DILUTION AND OTHER ADJUSTMENTS. In the event of any change in the outstanding shares of Common Stock by reason of any stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, such equitable adjustments may be made in the Plan and the Options granted hereunder as the Committee determines are necessary or appropriate, including, if necessary, an adjustment in the number of shares and Option Exercise Prices per share applicable to Options then outstanding and in the number of shares which are reserved for issuance under the Plan. Any such adjustment shall be conclusive and binding for all purposes of the Plan.

      11. REGISTRATION, LISTING AND QUALIFICATION OF SHARES. Each Option shall be subject to the requirement that if at any time the registration, listing or qualification of the shares covered thereby upon any securities exchange or under any foreign, federal, state or local law, or the consent or approval of any governmental regulatory body, is determined to be necessary or desirable as a condition of, or in connection with, the granting of such Option or the purchase of shares thereunder, no such Option may be delivered or exercised, as the case may be, unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any person exercising an Option shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements.

     12. NO RIGHTS TO OPTIONS OR EMPLOYMENT. No employee or other person shall have any claim or right to be granted an Option under the Plan. Having received an Option under the Plan shall not give an employee any right to receive any other grant under the Plan. An Optionee shall have no rights to or interest in any Option except as set forth herein or in the terms and conditions of the Options. Neither the Plan nor any action take hereunder shall be construed as giving any employee any right to be retained in the employ of the Company.

      13. RIGHTS AS SHAREHOLDER. An Optionee under the Plan shall have no rights as a holder of Common Stock with respect to Options granted hereunder, unless and until certificates for shares of Common Stock are issued to such Optionee.

      14. COSTS AND EXPENSES. Except as provided in Sections 5 and 8 hereof with respect to taxes, the costs and expenses of administering the Plan shall be borne by Camelot and shall not be charged to any grant nor to any employee receiving a grant.

      15. PLAN UNFUNDED. The Plan shall be unfunded. Except for reserving a sufficient number of authorized shares to the extent required by law to meet the requirements of the Plan, Camelot shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the delivery of Camelot Common Stock upon exercise of any Option granted under the Plan.

      16. AMENDMENTS. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the Plan. With the consent of affected Optionees, the Committee may amend outstanding agreements evidencing awards under the Plan in a manner not inconsistent with the terms of the Plan.

      17. OTHER ACTIONS. This Plan shall not restrict the authority of the Committee or of Camelot, for proper corporate purposes, to grant or assume stock options, other than under the Plan, to or with respect to any employee or other person.

      18.   GOVERNING  LAW.   This Plan shall be governed by  and  construed  in
accordance with the laws of the State of Texas.

      19. EFFECTIVENESS OF THE PLAN. This Plan shall become effective on October 1, 1996 subject to approval by shareholders at the next annual meeting.

                                    EXHIBIT 5

August 27, 1997


Camelot Corporation
17770 Preston Road
Dallas, Texas  75252

Dear Sir or Madam:

      As Vice President, General Counsel of Camelot Corporation ("Camelot"), I have acted as counsel to Camelot in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed today with the Securities and Exchange Commission in connection with the 200,000 shares of Camelot Corporation, par value $.010 cents per share (the "shares"), pursuant to the Camelot Corporation 1996 Stock Option Incentive Plan (the "Plan").

      In connection with the opinion set forth below, I have examined such records and documents and have made such investigations of law and fact as I have deemed necessary.

     Based upon the foregoing, it is my opinion that the shares being registered pursuant to the Registration Statement to which this opinion is an exhibit, when sold in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Registration Statement under the caption "Legal Opinion." In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.


                         Very truly yours,

                         /s/Jeanette Fitzgerald
          Jeanette Fitzgerald, Esq.

EXHIBIT 23 (a)

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      We hereby consent to the use in this Registration Statement on Form S-8 of our report, dated July 7, 1997, with respect to the consolidated financial statements of Camelot Corporation, incorporated by reference in the Annual Report on Form 10-K and the schedule included in this Annual Report on Form 10-K for the years ended April 30, 1997, 1996 and 1995 and to the reference to our Firm under the caption "Experts" in the Prospectus.

/s/ Lane, Gorman,Trubitt L.L.P.
Dallas, Texas
August 27, 1997